UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 13, 2009

Alliance Data Systems Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15749	31-1429215
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17655 Waterview Parkway, Dallas, Texas		75252
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(972) 348-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2009, Alliance Data Systems Corporation (the "Company") announced that Dwayne H. Tucker, Executive Vice President, Human Resources and Corporate Communications and Marketing, is retiring, effective September 30, 2009 ("Termination Date").

Mr. Tucker, age 53, joined the Company over ten years ago, and has focused his time and energy in building a strong human resources framework that enabled the Company to grow from a small private firm to a large public company. In addition to his responsibility for human resources and corporate communications and marketing, Mr. Tucker was instrumental in the recently completed divestiture of the Company's non-core operations. Mr. Tucker is being succeeded by Jae Lynn Rangel who will assume the role of Senior Vice President of Human Resources. Ms. Rangel, who has over 20 years of human resources experience in both public and private companies, will report to Alan Utay, the Company’s Executive Vice President, Chief Administrative Officer and General Counsel. Mr. Utay will also assume responsibility for Corporate Communications and Marketing.

Mr. Tucker entered into a Separation Agreement and General Release of Claims with the Company's wholly-owned subsidiary, ADS Alliance Data Systems, Inc., on August 18, 2009 (the "Separation Agreement"), the terms of which provide that Mr. Tucker will receive a total of 78 weeks of separation pay ("Payment Period"), based on a reduced annual salary of $300,000.00 to become effective on the Termination Date ("Reduced Base Pay") categorized as follows: (1) in consideration for releasing the Company and its subsidiaries and affiliates from any liability connected with Mr. Tucker’s employment and agreeing not to contest certain protective covenants contained in the Separation Agreement, Mr. Tucker will receive twenty (20) weeks of his Reduced Base Pay; and (2) in consideration of the agreements and promises made by Mr. Tucker not to compete, solicit or disclose confidential information, Mr. Tucker with receive fifty-eight (58) weeks of his Reduced Base Pay. Additionally, Mr. Tucker will receive incentive compensation with respect to the 2009 fiscal year in an amount equal to that which Mr. Tucker would have received had he been employed on the date such incentive compensation is paid to other executives; provided, however, that such amount shall not exceed $351,000.00. Additionally, Mr. Tucker will receive incentive compensation with respect to the 2010 fiscal year in an amount equal to that which Mr. Tucker would have received had he been employed on the date such incentive compensation is paid to other executives (based on a target IC of 100% of the Reduced Base Pay); provided, however, that such amount shall not exceed the Reduced Base Pay.

In addition, any vested stock options and 4,245 unvested stock options that will vest during the Payment Period will be exercisable until ninety (90) days after expiration of the Payment Period. Additionally, 1,805 time-based restricted stock units granted on February 21, 2007 and 32,858 time-based restricted stock units granted on February 21, 2008 will continue to vest during the Payment Period. Further, 6,600 performance-based restricted stock units will vest on February 23, 2010 provided the performance criteria associated with such units are met. Any and all other performance-based restricted stock units for which performance restrictions have not been met as of the Termination Date shall be forfeited. Further, 2,427 restricted stock units of the special retention award ("Special Award") granted to Mr. Tucker on February 21, 2007 shall vest on February 21, 2010, with all remaining restricted stock units granted as part of the Special Award forfeited and canceled as of the Termination Date. Additionally Mr. Tucker will receive $150,000 of the $300,000 cash portion of the Special Award, with the remaining $150,000 cash portion of such Special Award forfeited.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Separation Agreement and General Release of Claims by and between Dwayne Tucker and ADS Alliance Data Systems, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

August 18, 2009	By:	Edward J. Heffernan

Name: Edward J. Heffernan
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement and General Release of Claims by and between Dwayne Tucker and ADS Alliance Data Systems, Inc.